Exhibit 99.1

 Strong Operating Momentum Leads to AxoGen Inc.’s First Ever $6 Million Quarter

-  Revenue Increased 52% to $6.4 Million; Gross Profit Margin of 83.8%

-  Solid Start to Second Half of 2015; Full Year Guidance Raised

ALACHUA, FL – August 6, 2015 – AxoGen, Inc. (NASDAQ: AXGN), a leader in developing and marketing innovative surgical solutions for peripheral nerve injuries, reported record revenue of $6.4 million in the second quarter ended June 30, 2015, a 52% increase compared with $4.2 million in the year-ago second quarter.  The record result represented the first time the Company’s quarterly revenue surpassed $6 million.

2015 Second Quarter Financial Results

For the second quarter ended June 30, 2015, revenue totaled $6.4 million, a 52% increase when compared to $4.2 million reported in the same quarter last year.  The Company reported gross margin of 83.8% compared to 78.9% in the second quarter of 2014.

Operating expenses for the quarter increased 33.9% to $7.5 million, compared to $5.6 million for the second quarter of 2014.  The increased operating expenses reflect the Company’s continued investment in sales and marketing to raise awareness of its product portfolio and expanded sales footprint.  Operating loss was $2.2 million compared to $2.3 million for the same quarter last year.  Net loss was $3.2 million, or $0.13 per share, compared to a net loss of $3.7 million, or $0.21 per share for the second quarter of 2014. The weighted common average shares for the second quarter of 2015 were approximately 24.9 million shares, an increase from 17.5 million shares for the second quarter of the prior year due to the common stock offering in the first quarter of 2015.

“Our team executed our strategy during the second quarter as our professional education forums and expanded sales team continued to drive increased customer interest in AxoGen’s solutions for peripheral nerve injuries and we exceeded our sales goals,” said Karen Zaderej, President & Chief Executive Officer.  “With the increasing acceptance and adoption of our unique and proprietary products and the successful execution of our growth strategies, we are exploring additional revenue opportunities, which include new geographies and new market applications for our products such as nerves severed during prostate cancer surgery and lower extremity nerve injuries.

Our goal is for at least one of these initiatives to begin to contribute to our growth during 2016.  Meanwhile, our progress through the first six months of this year, as well as our solid start to the second half, has enabled an increase in our revenue guidance for 2015.”

Second Quarter Highlights

•

Year to date held four “Best Practices in Nerve Repair” surgeon education forums, providing the over 100 surgeons in attendance with a comprehensive review of nerve repair techniques.  The Company has found that as surgeons return to their practice and use these new techniques, the revenue from their usage increases by approximately 60%.  The revenue generated from the four events held in late 2013 and early 2014 is over $500,000 per course in the first twelve months following course completion.

•

Completed the first international surgeon training course held in Milan, Italy, with over 60 surgeons in attendance.  This event is part of the Company’s strategy to increase its presence and revenue in select geographies.

•	At the 20th Congress of the Federation of European Societies for Surgery of the Hand (FESSH), there were three clinical presentations on the use of Avance® Nerve Graft.
•

Completed a pilot clinical study assessing cavernous nerve reconstruction with Avance®  Nerve Graft following radical prostatectomy, which demonstrated technical feasibility and promising ability to restore erectile function and reduce incontinence.  The Company is currently evaluating strategies on how to address this new market opportunity.

•

Enrolled the first subject in the RECONTM Study to support an Investigational New Drug (IND) Application, which compares AxoGen’s Avance® Nerve Graft to synthetic nerve tubes for bridging gaps in peripheral nerves and will support the FDA biologic license application (“BLA”) being pursued by the Company.

2015 Six Month Financial Results

For the six months ended June 30, 2015, revenue totaled $11.4 million, a 54% increase when compared to $7.4 million reported in the first six months of 2014. Gross margin for the first six months of 2015 was 82.2% compared to 78.4%  for the comparable six month period in 2014.  Operating expenses for the six month period ended June 30, 2015 were  $14.0 million compared to $11.1 million for the first six months of 2014.  The increased operating expenses reflect the Company’s continued investment in sales and marketing to raise awareness of its product portfolio and expanded sales footprint.    For the six months ended June 30, 2015, the net loss was $6.8 million, or $0.29 per share compared to a net loss of $8.0 million, or $0.46 per share for the six months ended June 30, 2014.

As of June 30, 2015, cash and cash equivalents totaled $15.6 million.

2015 Guidance

Based on a  strong first half and the continued momentum the Company is experiencing in the third quarter, AxoGen is raising its revenue guidance and now expects 2015 full year revenue to exceed $25 million with annual gross margins in the mid to high 70% range.

Conference Call

The Company will host a conference call and webcast for the investment community following the release at 4:30 PM ET. Investors interested in participating by phone are invited to call toll free at 1.877.407.0993 or use the direct dial-in number 1.201.689.8795. Those interested in joining via the webcast, should visit http://axogeninc.equisolvewebcast.com/q2-2015.

Following the conference call, a replay will be available on the Company’s website at www.AxoGenInc.com, under ‘Investors.’

About AxoGen, Inc.

AxoGen (NASDAQ: AXGN) is a leading medical technology company dedicated to peripheral nerve repair. AxoGen’s portfolio of regenerative medicine products is available in the United States, Canada and several other countries and includes Avance® Nerve Graft, an off-the-shelf processed human nerve allograft for bridging severed nerves without the comorbidities associated with a second surgical site, AxoGuard® Nerve Connector, a porcine submucosa extracellular matrix (“ECM”) coaptation aid for tensionless repair of severed nerves, and AxoGuard® Nerve Protector, a porcine submucosa ECM product used to wrap and protect injured peripheral nerves and reinforce the nerve reconstruction while preventing soft tissue attachments.

Avance® Nerve Graft is processed in the United States by AxoGen. AxoGuard® Nerve Connector and AxoGuard® Nerve Protector are manufactured in the United States by Cook Biotech Incorporated, and are distributed worldwide exclusively by AxoGen. AxoGen maintains its corporate offices in Alachua, Florida and is the parent of its wholly owned operating subsidiary, AxoGen Corporation.

Cautionary Statements Concerning Forward-Looking Statements

This Press Release contains "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations or predictions of future conditions, events or results based on various assumptions and management's estimates of trends and economic factors in the markets in which we are active, as well as our business plans. Words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", "projects", "forecasts", "continue", "may", "should", "will" variations of such words and similar expressions are intended to identify such forward-looking statements. The forward-looking statements may include, without limitation, statements regarding our growth, our 2015 revenue estimate, product development, product potential, financial performance, sales growth, product adoption, market awareness of our products, data validation, our visibility at and sponsorship of conferences and educational events. The forward-looking statements are subject to risks and uncertainties, which may cause results to differ materially from those set forth in the statements. Forward-looking statements in this release should be evaluated together with the many uncertainties that affect AxoGen's business and its market, particularly those discussed in the risk factors and cautionary statements in AxoGen's filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those projected. The forward-looking statements are representative only as of the date they are made, and, except as required by law, AxoGen assumes no responsibility to update any forward-looking statements, whether as a result of new information, future events or otherwise.

Source:  AxoGen, Inc.

Contact:

AxoGen, Inc.

Gregory Freitag, Chief Financial Officer & General Counsel

386.462.6856

InvestorRelations@AxoGenInc.com

EVC Group

Michael Polyviou/Doug Sherk – Investor Relations

212.850.6020/646-445-4800

mpolyviou@evcgroup.com; dsherk@evcgroup.com

- Tables to Follow -

AxoGen, Inc.

Condensed Consolidated Statement of Operations

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014
Revenues	$6,417,253	$4,214,193	$11,368,569	$7,352,449
Cost of goods sold	1,039,841	887,820	2,022,722	1,589,121
Gross profit	5,377,412	3,326,373	9,345,847	5,763,328
Costs and expenses:
Sales and marketing	4,812,262	3,354,912	8,744,783	6,075,619
Research and development	736,399	555,758	1,407,435	1,368,373
General and administrative	1,982,020	1,713,447	3,890,602	3,608,222
Total costs and expenses	7,530,681	5,624,117	14,042,820	11,052,214
Loss from operations	(2,153,269)	(2,297,744)	(4,696,973)	(5,288,886)
Other income (expense):
Interest expense	(1,023,774)	(1,392,098)	(2,018,522)	(2,583,415)
Interest expense — deferred financing costs	(31,210)	(52,217)	(64,956)	(103,432)
Other income (expense)	17,380	588	14,378	(5,303)
Total other income (expense)	(1,037,604)	(1,443,727)	(2,069,100)	(2,692,150)
Net Loss	$(3,190,873)	$(3,741,471)	$(6,766,073)	$(7,981,036)
Weighted Average Common Shares outstanding — basic and diluted	24,928,435	17,461,332	23,729,558	17,422,773
Loss Per Common share — basic and diluted	$(0.13)	$(0.21)	$(0.29)	$(0.46)

AxoGen, Inc.

Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$15,622,932	$8,215,791
Accounts receivable, net of allowance for doubtful accounts of approximately $148,000 and $94,000 respectively	3,838,023	2,872,308
Inventory	3,539,957	3,213,620
Prepaid expenses and other	241,108	109,369
Total current assets	23,242,020	14,411,088
Property and equipment, net	663,910	619,028
Intangible assets	608,539	577,174
Deferred financing costs	908,684	793,499
	$25,423,153	$16,400,789
Liabilities and Shareholders’ Equity (Deficit)
Current liabilities:
Accounts payable and accrued expenses	$3,408,122	$2,431,194
Current deferred revenue	14,118	14,118
Total current liabilities	3,422,240	2,445,312

Note Payable - Revenue Interest Purchase Agreement	25,426,647	25,085,777
Long Term Deferred Revenue	104,589	115,380
Total liabilities	28,953,476	27,646,469
Commitments and contingencies
Shareholders’ equity (deficit):
Common stock, $.01 par value; 50,000,000 shares authorized; 24,932,392 and 19,488,814 shares issued and outstanding	249,323	194,888

Additional paid-in capital	93,102,681	78,675,686
Accumulated deficit	(96,882,327)	(90,116,254)
Total shareholders’ equity (deficit)	(3,530,323)	(11,245,680)
	$25,423,153	$16,400,789

AxoGen, Inc.

Condensed Consolidated Statement of Cash Flows

(unaudited)

	Six Months Ended June 30,
	2015	2014
Cash flows from operating activities:
Net loss	$(6,766,073)	$(7,981,036)
Adjustments to reconcile net loss to net cash used for operating activities:
Depreciation	87,610	67,887
Amortization of intangible assets	22,710	22,099
Amortization of deferred financing costs	64,957	103,432
Stock-based compensation	696,625	474,144
Stock grant for service	—	60,125
Interest added to note payable	340,870	1,878,894
Change in assets and liabilities:
Accounts receivable	(965,715)	(633,254)
Inventory	(326,337)	(12,004)
Prepaid expenses and other	(131,739)	151,744
Accounts payable and accrued expenses	976,928	155,113
Deferred revenue	(10,791)	(7,143)

Net cash used for operating activities	(6,010,955)	(5,719,999)

Cash flows from investing activities:
Purchase of property and equipment	(132,492)	(283,476)
Acquisition of intangible assets	(54,075)	(30,305)

Net cash used for investing activities	(186,567)	(313,781)

Cash flows from financing activities:
Proceeds from issuance of common stock	13,770,734	—
Debt issuance costs	(180,142)	—
Proceeds from exercise of stock options	14,071	134,362

Net cash provided by financing activities	13,604,663	134,362

Net increase / (decrease) in cash and cash equivalents	7,407,141	(5,899,418)
Cash and cash equivalents, beginning of year	8,215,791	20,069,750

Cash and cash equivalents, end of period	$15,622,932	$14,170,332

Supplemental disclosures of cash flow activity:
Cash paid for interest	$1,649,881	$664,546